AMENDED ARTICLES OF INCORPORATION
                                 OF
                  INTERNET MULTIMEDIA CORPORATION
                        A NEVADA CORPORATION

     Pursuant to the provisions of the Nevada Revised Statutes, the undersigned Corporation adopts these articles of amendment to its Articles of Incorporation:

FIRST: ARTICLE I of the Articles of Incorporation as now filed is stricken in its entirety, and the following Article I substituted therefore as if it had been part of the original Articles of Incorporation;

Article I: The name of the corporation shall be changed, and the new name of the corporation shall be AMEUROTECH CORPORATION.

SECOND: ARTICLE IV of the Articles of Incorporation as now filed is stricken in its entirety, and the following Article IV substituted therefore as if it had been part of the original Articles of Incorporation;

Article IV: 	ARTICLE IV:  Each THIRTY (30) shares of previously
authorized common stock of the corporation, par value $.001 per share, issued and outstanding on December 11, 2000, shall, immediately upon the filing and recording of these Second Amended Articles of Incorporation (the "Amendment") with the Office of the Secretary of State of the State of Nevada shall thereby and thereupon automatically become, without any further action ONE (1) validly issued, fully paid and non assessable shares of common stock of the corporation, par value $.001 per share. Each holder of record of a certificate for THIRTY (30) or more shares of common stock of the corporation as of the close of business day on December 11, 2000, shall be entitled to receive, as soon as practicable, and upon surrender of such certificate, a certificate or certificates representing ONE (1) share of common stock for each THIRTY (30) or more shares of common stock represented by the certificate of such holder, with the next higher number of shares being issued in lieu of fractional shares. Further, every right, option and warrant to acquire THIRTY (30) share of common stock of the corporation, outstanding immediately prior to the time of filing and recording of this Amendment in the Office of the Secretary of State of the State of Nevada, shall thereby and thereupon automatically be converted without any further action into the right to acquire ONE (1) share of common stock of the corporation, upon the terms of the right, option or warrant, except that the purchase price of the common stock, upon exercising the right, option or warrant, shall be proportionately increased. The corporation shall not issue fractional shares with respect to the combination or conversion. To the extent that a shareholder holds a number of shares of common stock immediately after the filing and recording of the Amendment that is not a whole number, such shareholder shall receive the additional fraction of a share to provide the shareholder a whole share. The number of shares the corporation shall have authority to issue is One Hundred Million (100,000,000) shares. Of such shares, ninety million (90,000,000)shares, with a par value of $.001, shall be common shares.


          Exhibit 20.2 - Pg. 1


Ten million (10,000,000) shares, with a par value of $.001, shall be preferred shares. The voting powers, designations, preferences and relative participating optional and other rights, if any, and the qualifications, limitations or restrictions, if any, of the preferred stock in one or more series, shall be fixed by one or more resolutions providing for the issuance of such stock adopted by the corporation's Board of Directors in accordance with the provisions of NRS 78.195.

THIRD: The date of adoption of this amendment by the shareholders of this corporation is: November 11, 2000 and shall become effective upon filing with the Secretary of State of Nevada.

THIRD: This amendment to the Articles of Incorporation of the Corporation, has been duly adopted in accordance with the provisions of Section 78.390 and Section 78.320, Sub. 2 and 3 of the Nevada Revised Statutes. The number of shares outstanding at the time of adoption of this amendment was 72,500,000; 53% did vote in favor of this amendment. The number voting against was zero.

IN WITNESS WHEREOF the undersigned, the President and Secretary of the Corporation, have executed this Amendment to the Articles of Incorporation this 11th day of December, 2000.


_________________________                   __________________________
Thomas Knowles, President                   Stefano Zorzi, Secretary


STATE OF FLORIDA        )
                        ) ss
COUNTY OF PALM BEACH	)

On this 11th day of December, 2000 before me, a Notary Public in and for said County and State, personally appeared Thomas Knowles and Stefano Zorzi known to me to be the person whose name is subscribed to the foregoing instrument, who duly acknowledged to me that they executed the same for the purpose therein mentioned.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal in said County and State this ___ day of December, 2000.


                           My commission expires:___________________



          Exhibit 20.2 - Pg. 2